Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS

FOR QUARTER AND YEAR ENDED JUNE 30, 2006

SAN DIEGO, California, August 17, 2006 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended June 30, 2006. Revenue for the quarter was $171.2 million, a 36% increase over the quarter ended June 30, 2005. For the current quarter, pro forma income from operations and pro forma net income were $43.4 million and $31.0 million, an increase of 43% and 43% respectively (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses, American Jobs Creation Act of 2004 (‘AJCA’) repatriation tax, amortization of acquired intangible assets and an in-process research and development charge, which are described below). Pro forma diluted earnings per share for the quarter ended June 30, 2006 was $0.40, an increase of 33%, compared to the June 2005 quarter. GAAP operating income was $37.8 million for the current quarter, while net income was $23.1 million or $0.30 per diluted share. Gross margin was 61% for the quarter ended June 30, 2006.

Pro forma selling, general and administration (SG&A) costs for the quarter were $50.6 million, an increase of $9.4 million, or 23%, over the same period in fiscal 2005. Pro forma SG&A costs were 30% of revenue in the June quarter, compared to 33% in the same period in fiscal 2005. GAAP SG&A costs were $53.7 million for the quarter, an increase of $12.4 million or 30% over the quarter ended June 30, 2005. The increase in SG&A was primarily due to recent acquisitions, the addition of selling and administration personnel, and infrastructure investment in Europe.

Pro forma research & development expenditure was $10.6 million for the quarter, excluding stock-based compensation costs. GAAP R&D expense during the quarter was $11.1 million or approximately 6% of revenue. GAAP R&D expenses increased 36% year over year and are expected to remain between 6% and 7% of net revenue through fiscal year 2007.

For the year ended June 30, 2006, revenue was $607.0 million, an increase of 43% over the $425.5 million for the year ended June 30, 2005. For the year ended June 30, 2006, pro forma income from operations and pro forma net income were $154.1 million and $108.6 million, or $1.42 per diluted share, an increase of 42% and 47% respectively. On a GAAP basis, income from operations was $131.3 million, while net income for the year ended June 30, 2006 was $88.2 million or $1.16 per diluted share.

Amortization of acquired intangibles of $1.7 million ($1.1 million net of tax), incurred during the quarter ended June 30, 2006 consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, Pulmomed and PolarMed. Stock-based compensation costs incurred during the quarter ended June 30, 2006 of $3.9 million ($3.3 million net of tax), consisted of expenses associated with stock options granted to employees and the employee stock purchase plan. The recognition of these stock-based compensation expenses is in accordance with SFAS No. 123(R), which was adopted for the first time in the quarter ended September 30, 2005.

During the quarter, the Company made the decision to repatriate earnings from certain foreign subsidiaries to take advantage of a temporary incentive under the AJCA. This temporary incentive provides an 85% exclusion from US taxable income for qualifying dividends received from controlled foreign corporations. The repatriation of $75 million resulted in a one-time additional income tax expense of $3.5 million for the quarter. The repatriation of these funds to the United States provides the Company with increased flexibility in the utilization of cash to further its strategic objectives.

The Company is providing tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, excluding the impact of stock-based compensation costs, AJCA repatriation tax, restructuring expenses, amortization of acquired intangible assets and an in-process research and development charge, for the quarters and years ended June 30, 2006 and 2005.

Inventory at $116.2 million, increased by $7.5 million compared to March 31, 2006 levels, consistent with supporting the strong sales growth. Accounts receivable days sales outstanding, at 70 days, were consistent with the March 31, 2006 quarter.

Peter C. Farrell Ph.D., Chairman and Chief Executive Officer, commented,” In the fourth quarter of fiscal 2006, sales in the Americas increased to a record $89.6 million. This represents a 44 percent increase over the year ago quarter, which reflects the continued strong demand for both our nasal and full-face masks, and our S8™ flow generator platform. International sales, including incremental revenue contributions from the acquisitions of Saime, Pulmomed and PolarMed, totaled $81.6 million, a 29 percent increase over last year. Pro forma net income for the June quarter 2006 was $31.0 million, an increase of 43 percent over the same period in 2005, driven primarily by strong sales growth. Our operating cash flow for the June quarter was an extremely robust $35.3 million “

Dr. Farrell further continued, “I am also delighted to report the final quarter of fiscal 2006 was our 45th consecutive record quarter since we went public in June, 1995. I can also report that we are finally starting to get excellent traction with our focus on sleep-disordered breathing in the cardiac market. Finally, our strategies for diagnosing and treating sleep-disordered breathing in both the diabetic and occupational health markets are starting to pay dividends. We still remain very excited about the continually evolving potential of the global sleep market.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 510-9836 (domestic) or +1 (617) 614-3670 (international) and entering participant passcode 41889545. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately one hour after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering passcode 87091379.

Further information can be obtained by contacting Matthew Borer at ResMed Inc. in San Diego (858) 746-2280; Brett Sandercock at ResMed Limited Sydney on (+61 2) 9886-5406; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
Net revenue	$171,172	$125,425	$606,996	$425,505
Cost of sales (A)	66,988	45,649	230,101	150,645

Gross profit	104,184	79,776	376,895	274,860

Operating expenses:
Selling, general and administrative (A)	53,690	41,246	200,168	135,703
Donation to Foundations	—	—	760	500
Research and development (A)	11,061	8,113	37,216	30,014
Amortization of acquired intangible assets	1,666	745	6,327	870
Restructuring expenses	—	647	1,124	5,152
In-process research and development charge	—	5,268	—	5,268

Total operating expenses	66,417	56,019	245,595	177,507

Income from operations	37,767	23,757	131,300	97,353

Other income (expenses), net:
Interest income (expense), net	1,792	(337)	1,320	(808)
Other, net	(697)	(289)	774	81
Total other income (expenses), net	1,095	(626)	2,094	(727)

Income before income taxes	38,862	23,131	133,394	96,626
Income taxes	(15,769)	(7,552)	(45,183)	(31,841)

Net income	$23,093	$15,579	$88,211	$64,785

Basic earnings per share	$0.31	$0.22	$1.22	$0.94
Diluted earnings per share(1)	$0.30	$0.22	$1.16	$0.91
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangibles and an IPR&D charge (1) & (2)	$0.40	$0.30	$1.42	$1.03
Basic shares outstanding	75,585	69,821	72,307	68,643
Diluted shares outstanding(1)	77,906	75,832	77,162	74,942
(A) Includes stock-based compensation costs as follows:
Cost of sales	$330	$—	$891	$—
Selling, general and administrative	3,088	—	12,372	—
Research and development	506	—	2,042	—

Total stock-based compensation costs	$3,924	$—	$15,305	$—

(1)	See reconciliation of basic and diluted earnings per share in table at end of press release.

(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(In US$ thousands, except share and per share data)

	June 30, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$219,544	$142,185
Accounts receivable, net	138,147	103,951
Inventories	116,194	89,107
Deferred income taxes	26,636	15,230
Prepaid expenses and other current assets	9,763	9,737

Total current assets	510,284	360,210

Property, plant and equipment, net	245,376	174,168
Goodwill	195,612	181,106
Other intangibles	48,897	49,371
Other assets	7,052	9,291

Total non-current assets	496,937	413,936

Total assets	1,007,221	774,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,045	$34,416
Accrued expenses	40,901	34,414
Deferred revenue	15,344	12,327
Income taxes payable	22,841	21,959
Current portion of long-term debt	4,869	115,435

Total current liabilities	129,000	218,551

Non current liabilities:
Deferred income taxes	12,377	11,695
Deferred revenue	11,484	10,901
Long-term debt	116,212	58,934

Total non-current liabilities	140,073	81,530

Total liabilities	269,073	300,081

STOCKHOLDERS’ EQUITY:
Common Stock	303	280
Additional paid-in capital	353,464	179,865
Retained earnings	370,652	282,441
Treasury Stock	(41,405)	(41,405)
Accumulated other comprehensive income	55,134	52,884

Total stockholders’ equity	738,148	474,065
Total liabilities and stockholders’ equity	$1,007,221	$774,146

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
GAAP operating income	37,767	23,757	131,300	97,353
Stock Based Compensation Expense	3,924	—	15,305	—
Restructuring expenses	—	647	1,124	5,152
Amortization of acquired intangible assets	1,666	745	6,327	870
In-process research and development charge	—	5,268	—	5,268
Operating income (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and IPR&D charge)	43,357	30,417	154,056	108,643

The measure, “pro forma net income” is reconciled with GAAP net income in the table below:

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
GAAP net income	23,093	15,579	88,211	64,785
Stock-based compensation costs, net of tax	3,279	—	11,972	—
Restructuring expenses, net of tax	—	414	718	3,230
Amortization of acquired intangible assets, net of tax	1,102	484	4,174	566
In-process research and development charge	—	5,268	—	5,268
AJCA repatriation tax	3,537	—	3,537	—
Net income, excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangible assets and IPR&D charge	31,011	21,745	108,612	73,849

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangible assets and an in-process research and development charge, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

The Company initially adopted SFAS No. 123(R) on July 1, 2005 using the modified prospective method, which resulted in stock-based compensation expenses being recognized during the three months and year ended June 2006 without corresponding expenses in the same periods in fiscal 2005. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits. The AJCA repatriation tax is a temporary tax incentive for US Companies to repatriate accumulated income earned abroad.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(In US$ thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
Numerator:
Net Income	$23,093	$15,579	$88,211	$64,785
Adjustment for interest and deferred borrowing costs, net of income tax effect(1)	—	821	1,660	3,285
Net income, used in calculating diluted earnings per share	23,093	16,400	89,871	68,070

Adjustment for stock-based compensation costs	3,279	—	11,972	—
Adjustment for restructuring expenses	—	414	718	3,230
Adjustment for amortization of acquired intangible assets	1,102	484	4,174	566
Adjustment for IPR&D	—	5,268	—	5,268
Adjustment for AJCA repatriation tax	3,537	—	3,537	—

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangible assets and IPR&D charge	31,011	22,566	110,272	77,134

Denominator:
Basic weighted-average common shares outstanding	75,585	69,821	72,307	68,643
Effect of dilutive securities:
Stock options	2,321	2,273	2,346	2,561
Convertible subordinated notes(1)	—	3,738	2,509	3,738

Diluted potential common shares	2,321	6,011	4,855	6,299
Diluted weighted average shares	77,906	75,832	77,162	74,942

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	597	—	449	—

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	78,503	75,832	77,611	74,942

Basic earnings per share	$0.31	$0.22	$1.22	$0.94
Diluted earnings per share	$0.30	$0.22	$1.16	$0.91
Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangible assets and IPR&D charge	$0.40	$0.30	$1.42	$1.03

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) by $NIL (2005:$821,000) and $1,660,000 (2005:$3,285,000) for the three months and year ended June 30, 2006, respectively, for the effect of assumed conversion of our convertible notes.